                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.     )

Filed by the registrant [X]
Filed by a party other than the registrant [_]
Check the appropriate box:
[X]  Preliminary proxy statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive proxy statement
[_]  Definitive additional materials
[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               GTS DURATEK, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

                      Diane R. Brown, Corporate Secretary
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[_] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)  Title of each class of securities to which transaction applies:____________

(2)  Aggregate number of securities to which transaction applies:_______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filling fee is calculated and state how it was determined): ____________________

(4)  Proposed maximum aggregate value of transaction:_______________________

(5)  Total fee paid: _____________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:____________________

(2)  Form, schedule or registration statement no.: ______________________

(3)  Filing party: ________________________

(4)  Date filed:__________________________

                               GTS DURATEK, INC.
                            10100 Old Columbia Road
                           Columbia, Maryland 21046

                                   _________


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 19, 1999



To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of GTS Duratek, Inc. (the "Company") will be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on the 19th day of May, 1999 at 10:30 a.m., Eastern Standard Daylight Savings Time, for the following purposes:

     1. To elect seven Directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

     2. To approve an amendment to the Certificate of Designation of the 8% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share, to extend the mandatory redemption date from January 24, 2002 until February 5, 2004

     3. To approve the appointment of KPMG LLP, independent certified public accountants, as the Company's independent auditors for the year ending December 31, 1999.

     4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of Common Stock and 8% Cumulative Convertible Redeemable Preferred Stock as of the close of business on March 19, 1999 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                                       By Order of the Board of Directors


                                       Diane R. Brown
                                       Secretary

Columbia, Maryland
April 19, 1998

     Whether or not you expect to be present at the Annual Meeting of Stockholders, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

                               GTS DURATEK, INC.
                            10100 Old Columbia Road
                           Columbia, Maryland 21046
                                   ________

     Columbia, Maryland                                           April 19, 1999

                                PROXY STATEMENT

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of GTS Duratek, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on the 19th day of May, 1999 at 10:30 a.m. Eastern Standard Daylight Savings Time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was April 19, 1999.

     Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or in person to the Chairman of, or the Inspectors of Election at, the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

     The Proxies in the accompanying form will be voted in accordance with the specifications made thereon and where no specifications are given, such Proxies will be voted FOR the nominees for election as directors named herein, for the amendment of the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share, to extend the mandatory redemption date from January 24, 2002 until February 5, 2004, and FOR the approval of the appointment of KPMG LLP as the Company's independent auditors. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting.

     The terms of the Company's 8% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), provide that the holders thereof, voting as a separate class, shall have the right to elect a majority of the Company's Board of Directors so long as The Carlyle Group and its affiliates ("Carlyle") own shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. The remaining directors shall be elected by the vote of the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), and the Convertible Preferred Stock, voting together as a single class. With respect to the election of the majority of the Board of Directors by the holders of the Convertible Preferred Stock, voting as a separate class, such directors shall be elected by a plurality of the votes cast by the holders of shares of Convertible Preferred Stock present in person or represented by proxy at the Annual Meeting. In the election of the remaining directors by the holders of the Common Stock and the Convertible Preferred Stock, voting together as a single class, such directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock and Convertible Preferred Stock present in person or represented by proxy at the Annual Meeting. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors. With respect to the proposal to amend the Certificate of Designations of the Convertible Preferred Stock to extend the mandatory redemption date from January 24, 2002 to February 5, 2004, the unanimous vote of the holders of the Convertible Preferred Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of the Convertible Preferred Stock and Common Stock, voting together as a single class, are required to approve the matter. On this matter, abstentions and broker non-votes will have the same effect as a vote against the proposal. On all other matters, including the approval of the appointment of the Company's independent auditors, a majority of the votes cast at the meeting, with a quorum present, is required to approve the matter. Accordingly, abstentions and broker non-votes will not be considered to be votes cast and will have no effect on the outcome of the matter.

     The solicitation of proxies generally will be by mail and by directors, officers, and regular employees of the Company. In some instances, solicitation may be made by telephone or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses in forwarding such material.


                               VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 19, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on March 19, 1999 consisted of 13,862,670 shares of Common Stock and 157,788 shares of Convertible Preferred Stock. For all matters, each share of Common Stock is entitled to one vote, except that in the election of directors, each share of Common Stock is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. For all matters in which the holders of shares of Convertible Preferred Stock vote with the holders of the Common Stock as a single class, each share of Convertible Preferred Stock entitles the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of the shares of Common Stock into which such share of Convertible Preferred Stock is convertible. The current number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible is 33-1/3. Accordingly, the outstanding shares of Convertible Preferred Stock represent 5,259,600 votes in the aggregate when voting with the shares of Common Stock as a single class. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of voting stock, representing a majority of the number of votes entitled to be cast.

     Carlyle beneficially owns 145,162 shares of Convertible Preferred Stock outstanding and 3,101,551 shares of Common Stock outstanding, or an aggregate of 41.5% of the outstanding voting securities of the Company. GP Strategies Corporation (formerly National Patent Development Corporation), a Delaware corporation ("GPS"), beneficially owns 916,222 shares of the outstanding Common Stock, representing 6.6% of the outstanding voting securities of the Company. Carlyle and GPS have entered into a stockholders' agreement dated as of January 24, 1995 (the "Stockholders' Agreement") whereby each agreed that they would vote the shares of stock beneficially owned by them so that the Company's Board of Directors would be comprised of the Carlyle designees representing a majority of the designees to the Board of Directors, the Company's president and the remaining members designated by GPS. GPS has subsequently waived its rights under the Stockholders Agreement to designate members to the Company's Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management."

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     On January 24, 1995, the Company issued for $16 million 160,000 shares of Convertible Preferred Stock, and an option (the "Company Option") to purchase up to an additional 1.25 million shares of newly issued Common Stock from the Company at any time prior to January 24, 1999 at $3.75 per share to investment partnerships sponsored and controlled by Carlyle. The Company option was exercised in full in September 1998. The Convertible Preferred Stock is convertible into Common Stock at a conversion price of $3 per share. In addition, as part of this financing transaction (the "Financing Transaction"), Carlyle acquired 1,666,667 shares of Common Stock of the Company owned by GPS, the Company's largest stockholder at that time, for $3 per share and had the option (the "NPD Option") to purchase up to an additional 500,000 shares of the Company's Common Stock from GPS at any time prior to January 24, 1996 at an exercise price of $3.75 per share. Carlyle exercised the NPD Option in full on December 22, 1995.

     Assuming the conversion of all of the Convertible Preferred Stock into Common Stock, Carlyle would own 41.5% of the Common Stock of the Company, excluding the effects of the exercise of all other outstanding warrants, convertible securities and employee stock options.

     The terms of the Convertible Preferred Stock provide that the holders of a majority of the Convertible Preferred Stock have the right to elect a majority of the Company's Board of Directors so long as Carlyle owns shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. As part of the Financing Transaction and the sale of the Company's Common Stock from GPS to Carlyle, the Company, Carlyle and GPS entered into the Stockholders' Agreement whereby, among other things, GPS agreed to vote the remaining shares of Common Stock that it owns in favor of the Carlyle designees to the Company's Board of Directors. As a result of the Financing Transaction, Carlyle has the ability, through its stock ownership, the terms of the Convertible Preferred Stock and the terms of the Stockholders' Agreement, to elect a majority of the Company's Board of Directors and effectively control the Company.

     The following table sets forth, at March 19, 1999, the amount and percentage of the Company's outstanding Common Stock and Convertible Preferred Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table, all directors and officers as a group and by all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of the Company's Common Stock or Convertible Preferred Stock.

                                            Common Stock           Convertible Preferred Stock
                                       --------------------------------------------------------
                                       Number         Percent of     Number         Percent of
                                         of             Class          of             Class
Name                                   Shares         Outstanding    Shares         Outstanding
----                                   ------        ------------    ------         -----------
Daniel A. D'Aniello                   3,101,551(1)      22.4%      145,162(1)          92.0%
Robert E. Prince                        389,400(2)      2.7%           -                -
Earle C. Williams                         8,200           *            -                -
Admiral James D. Watkins                    900           *            -                -
George V. McGowan                         1,200           *            -                -
J. A. Brothers                            6,000           *            -                -
Dr. Francis J. Harvey                     7,000           *            -                -
Robert F. Shawver                       119,550(2)        *            -                -
C. Paul Deltete                          82,550(2)
Leslie M. Hill                            8,000
Ian S. Howard                                 0
Directors and Executive Officers
as a Group (13 persons)               3,762,851(3)      26.2%      145,162             92.0%

Name and Address of Other 5%
Holders of Common Stock or
Convertible Preferred Stock
---------------------------
The Carlyle Group                     3,101,551(4)      22.4%      145,162(5)          92.0%
1001 Pennsylvania Avenue, NW
Washington, DC  20004-2505

GP Strategies                           916,222(6)      6.6%           -                -
9 West 57th Street, Suite 4170
New York, NY  10019

BNFL Inc.                             1,381,575(7)      9.1%           -                -
9302 Lee Highway, Suite 950
Fairfax, VA  22031

The Capital Group Companies             811,100         5.9%           -                -
333 South Hope Street
Los Angeles, CA  90071

Soros Capital Offshore                  198,773         1.4%         9,308             5.9%
Partners LDC
c/o Coutts & Co. Limited
West Bay Road, George Town
Grand Cayman, Cayman Islands
British West Indies
-----------

* The number of shares owned is less than one percent of the outstanding shares of Common Stock.

(1) Mr. D'Aniello is Managing Directors of Carlyle and, as a result, may be deemed to beneficially own the shares (3,101,551) of Common Stock and Convertible Preferred Stock beneficially owned by Carlyle. However, Mr. D'Aniello disclaims beneficial ownership of such shares.

(2) Includes options to purchase 313,100, 94,250, 68,750, and 5,000 shares of Common Stock for Messrs. Prince, Shawver, Deltete, and Hill respectively, which are exercisable within 60 days.

(3) Includes 506,100 shares that may be issued upon the exercise of options and warrants outstanding and beneficially owned by the executive officers and directors as a group.

(4) Represents (i) 1,961,162 shares of Common Stock purchased from GPS in the Financing Transaction and upon the exercise of the NPD Option and (ii) does not include shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. The shares of Convertible Preferred Stock are convertible into 4,838,733 shares of Common Stock. Assuming the conversion of the Convertible Preferred Stock into Common Stock, Carlyle would own 7,940,284 shares of Common Stock or 41.5% of the Common Stock. In all instances, the shares are owned by partnerships sponsored and controlled by Carlyle.

(5) Represents shares of Convertible Preferred Stock acquired by Carlyle in the Financing Transaction. In all instances, the shares are owned by partnerships sponsored and controlled by Carlyle.

(6) GPS has granted to certain of its officers, directors and employees, options which are presently exercisable at an average price of $2.13 per share, to purchase 135,800 shares of the Company's Common Stock owned by it. If all of the options were exercised, GPS would own 780,422 shares of Common Stock of the Company (5.6%).

(7) Represents shares of Common Stock issuable upon the conversion of the convertible debenture issued by the Company to BNFL Inc. on November 7, 1995 for $10.0 million.

                             ELECTION OF DIRECTORS

     Seven directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify. It is intended that the Proxies will be voted for the following nominees, but the holders of the Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, age, position with the Company, the year in which first elected a director of the Company, principal occupation and certain other information concerning each of the nominees.

     The terms of the Convertible Preferred Stock provide that the holders thereof voting as a separate class, have the right to elect a majority of the Company's Board of Directors so long as Carlyle owns shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. Messrs. D'Aniello, Williams, Brothers, and Harvey are the designees of the holders of the Convertible Preferred Stock to the Company's Board of Directors. The remaining directors shall be elected by the vote of the holders of the Common Stock and the Convertible Preferred Stock voting together as a single class. In addition, Carlyle and GPS have entered into the Stockholders' Agreement whereby each agreed that they would vote the shares of stock beneficially owned by them so that the Company's Board of Directors would be comprised of the Carlyle designees representing a majority of the designees to the Board of Directors, the Company's president and the remaining members designated by GPS. GPS has subsequently waived its right under the Stockholder's Agreement to designate members to the Company's Board of Directors.

Convertible Preferred Stock Designees
-------------------------------------

     Daniel A. D'Aniello, 52, has been Chairman of the Board and a director of the Company since January 1995. He has been a Managing Director and a founding partner for The Carlyle Group, a Washington, D.C. based private merchant bank, since 1987. Mr. D'Aniello was Vice President, Finance and Development for Marriott Corporation, a hospitality company, from 1981 to 1987. He currently serves on the Board of Directors for Baker & Taylor, Inc., IT Group and Pharmaceutical Research Associates. Mr. D'Aniello is a magna cum laude graduate of Syracuse University, where he was a member of Beta Gamma Sigma, and a graduate of the Harvard Business School, where he was a Teagle Foundation Fellow.

     Earle C. Williams, 69, has been a director of the Company since January 1995. He served on the Board of Directors of BDM International, Inc. from 1972 until 1997 and was the President and Chief Executive Officer of that company from 1972 until 1992. Mr. Williams also serves on the Board of Directors of the following companies, Gamma-A Technologies, Inc., Parsons Corporation, and BTG, Inc.

     J. A. "Fred" Brothers, 58, has been a director of the Company since April 1998. He has served as Executive Vice President of Ashland Inc., a diversified petroleum and chemical products company, since 1996 and has been with Ashland companies since 1967. Mr. Brothers also serves on the Board of Directors of the following organizations, The Geon Company, the Defense Enterprise Fund and on the Board of Trustees of Children's Hospital in Columbus, Ohio. Mr. Brothers earned his doctorate in chemical engineering at Virginia Polytechnic Institute and an advanced management degree from Harvard Business School.

     Dr. Francis J. Harvey, 55, has been director since January 1999. Dr. Harvey is the former Chief Operating Officer of Westinghouse Electric Corporation's Industries and Technology Group. Dr. Harvey earned his doctorate in Metallurgy and Material Sciences from University of Pennsylvania and his B.S. at the University of Notre Dame for Metallurgy Engineering and Material Science.

Remaining Nominees
------------------

     Admiral James D. Watkins, 72, has been a director of the Company since April 1997. Admiral Watkins has been the President of the Joint Oceanographic Institutions, Inc. since 1993 and President of the Consortium Oceanographic Research and Education since 1994. Admiral Watkins was appointed Chief of Naval Operations in 1982 by President Reagan and served as Secretary of Energy under President Bush from 1989 to 1993. Admiral Watkins currently serves as a director of Edison International Corp. and Southern California Edison Company, and IT Group.

     George V. McGowan, 71, has been a director of the Company since April 1997. Mr. McGowan served as Chairman of the Board and Chief Executive Officer of Baltimore Gas and Electric Company and Chairman of the Board of Constellation Holdings, Inc., from 1988 to 1992. Mr. McGowan currently serves as a director of Baltimore Gas and Electric Company and Scientech, Inc. Mr. McGowan currently serves as Chairman of the Executive Committee of Baltimore Gas and Electric and is and a member of the Committee on Nuclear Power.

     Robert E. Prince, 52, has been President and Chief Executive Officer of the Company since 1990 and a director since 1991. He founded General Technical Services, Inc., the predecessor to the Company, in October 1984 and was President and Chief Executive Officer from 1987 to 1990. Mr. Prince, a graduate of the U.S. Naval Academy, served as an officer on nuclear submarines. He also has a Masters in Business Administration from the Wharton School of Finance of the University of Pennsylvania. Mr. Prince is a certified naval nuclear engineer.

Information Regarding the Board of Directors and Certain Committees

     During 1998 there were 10 meetings of the Board of Directors of the Company. Each director attended at least 75% of the combined total number of meetings of the Board and the Board committees of which he was a member. The Board of Directors of the Company has an Executive Committee, Compensation Committee and Audit Committee.

     The Executive Committee, currently consisting of Daniel A. D'Aniello, Chairman, and Robert E. Prince, meets on call and has authority to act on most matters during the intervals between Board meetings. The Executive Committee met twice during 1998.

     The Compensation Committee, currently consisting of Admiral James Watkins, Chairman, Dr. Francis Harvey, and Daniel A. D'Aniello, establishes the compensation for the executive officers of the Company, generally reviews benefits and compensation for all of the Company's officers, and administers the Company's Stock Option Plan. The Compensation Committee met twice in 1998.

     The Audit Committee, currently consisting of Earle C. Williams, Chairman, George V. McGowan, and J. A. Fred Brothers, reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board of Directors the appointment of the independent certified public accountants, subject to the ratification by the stockholders at the Annual Meeting, to serve as auditors for the following year in examining the corporate accounts of the Company. The Audit Committee met twice in 1998.

Compensation of Directors

     For 1998, Admiral Watkins, Mr. McGowan, Mr. Brothers and Mr. Williams each received a total of $20,000 for their service on the Board of Directors and the board committees on which they serve. No other director received any compensation for his service on the Board of Directors or any committees thereof during 1998.

                        EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the chief executive officer and the next four most highly compensated executive officers of the Company. No stock appreciation rights ("SARs") were granted during 1998 nor have any SARs been granted at any time in prior years.

                          SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                         Annual                                Compensation
                                         Compensation(1)                          Awards
                                --------------------------------------------------------------------
                                                                                         Securities
                                                                                         Underlying
                                                                          Restricted      Options        All Other
                                                                             Stock        Granted       Compensation
Name and Principal Position       Year        Salary $       Bonus $      Award(s)($)      (#)(2)         (3) ($)
                                ------------------------------------------------------------------------------------
Robert E. Prince                  1998        214,533        30,500             -         10,000          4,946
President and Chief Executive     1997        209,300        60,697             -         10,000          4,750
Officer                           1996        202,000             -             -            -            4,862


Robert F. Shawver                 1998        156,130        16,500             -          7,000           4,869
Executive Vice President and      1997        150,850        32,810             -          5,000           4,750
Chief Financial Officer           1996        145,600         3,200             -            -             4,750


C. Paul Deltete(4)                1998        139,415        15,000             -         22,000           4,649
Senior Vice President             1997        134,700        29,297             -         15,000           4,664
                                  1996        130,000         2,850             -         65,000           1,622

Leslie M. Hill(4)                 1998        144,900        15,500             -         37,000             975
Senior Vice President             1997         92,147        30,450             -         20,000              -
                                  1996              -             -             -            -                -

Ian S. Howard(4)                  1998        101,012         9,500             -         17,000           3,031

(1) No executive officer named above received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for 1998 in the Summary Compensation Table.
(2) Represents options to purchase Common Stock that were granted to Messrs. Prince, Shawver, Deltete, Hill, and Howard on May 19, 1998. The options granted become exercisable in four equal annual installments commencing May 19, 1999. Messrs. Deltete, Hill, and Howard also received options to purchase Common Stock that were granted on December 16, 1998.
(3) Consists of Company matching contributions to the Company's 401(k) Savings Plan.
(4) Mr. Deltete joined the Company January 16, 1996 and Mr. Hill joined the Company May 1, 1997. Mr. Howard became an executive officer in 1998.

Options Granted in Last Fiscal Year

    The following table sets forth certain information relating to options granted in 1998 to purchase shares of Common Stock of the Company.


                          Number of      Percent of                                  Potential Realizable
                         Securities        Total          Exercise                      Value at Assumed
                         Underlying       Options         or Base                    Annual Rates of Stock
                          Options        Granted in      Price  (Per    Expiration   Price Appreciation for
Name                     Granted (#)     Fiscal Year     Share) (1)       Date          Option Term (3)
----                     -----------     -----------     ----------       ----          ---------------

                                                                                          5%       10%
                                                                                          --       ---
Robert E. Prince          10,000             6%           $10.625         5/19/03       29,550    64,850

Robert F.                  7,000           4.2%           $10.625         5/19/03       20,685    45,395
Shawver

C. Paul Deltete            7,000           4.2%           $10.625         5/19/03       20,685    45,395
                          15,000             9%            $5.50         12/15/03       22,800    50,400

Leslie Hill                7,000           4.2%           $10.625         5/19/03       20,685    45,395
                          30,000            18%            $5.50         12/15/03       45,600   100,800

Ian S. Howard              2,000           1.2%           $10.625         5/19/03        5,910    12,970
                          15,000             9%            $5.50         12/15/03       22,800    50,400

     The 5% and 10% assume rates of stock appreciation used to calculate potential gains to optionees are mandated by the rules of the Securities and Exchange Commission.

     (1) Options were granted at 100% of fair market value on the date of the grant.

     (2)These dollar amounts are the result of calculations of assumed annual rates of stock price appreciation from May 19, 1998 (the dates of the grants of the option awards) to May 19, 2003 and December 15, 2003 respectively (the date of the expiration of such options) of 5% and 10%, the two assumed rates being required under the rules of the Securities and Exchange Commission. Based on these assumed annual rates of stock price appreciation of 5% and 10%, respectively, the Company's stock price at May 19, 2003 is projected to be $13.58 and $17.11, respectively, and the Company's stock price at December 15, 2003 is projected to be $7.02 and $8.86, respectively. These assumptions are not intended to forecast future appreciation of the Company's stock price. Indeed, the Company's stock price may increase or decrease in value over the time period set forth above. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.


Aggregated Option Exercises and Fiscal Year-End Option Values Table

     The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 1998 for the executive officers whose compensation is reported in the Summary Compensation Table.

                          AGGREGATED OPTION EXERCISES
                    DURING 1998 AND YEAR-END OPTION VALUES

                                                            Number of Securities         Value of Unexercised
                                                           Underlying Unexercised              In the
                            Share                               Options at                  Money Options at
                          Acquired                           December 31, 1998           December 31, 1998(1)
                             on               Value             Exercisable                  Exercisable
Name                    Exercise (#1)       Realized ($)       Unexercisable                Unexercisable
----                    -------------       ------------   ----------------------        ----------------------

Robert E. Prince           32,400             $216,850           313,100/17,500              $446,643/$0
Robert F. Shawver          36,000             $184,626            94,250/10,750              $133,734/$0
C. Paul Deltete               0                  0                68,750/33,250              $    0
Leslie M. Hill                0                  0                 5,000/52,000              $    0
Ian S. Howard                 0                  0                     0/17,000              $    0

(1) Calculated based on the closing price of the Company's Common Stock ($4.938) as reported by Nasdaq National Market on December 31,1998. An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 1998, and all of the value shown reflects stock price appreciation since the granting of the option.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

     In connection with the closing of the Financing Transaction, the Company entered into employment agreements with Messrs. Prince and Shawver. Under the terms of the employment agreement between the Company and Mr. Prince, he will hold the offices of President, Chief Executive Officer and will serve as a member of the Board of Directors. As compensation for his services, Mr. Prince will receive an initial base salary of $200,000 per annum. The employment agreement between the Company and Mr. Shawver provides that he will hold the offices of Executive Vice President and Chief Financial Officer and will receive an initial base salary of $140,000 per annum. Increases in the base salaries of Messrs. Prince and Shawver may be upwardly adjusted by the Compensation Committee in its discretion. In January 1996, the Company entered into an employment agreement with Mr. Deltete. Under the terms of the employment agreement between the Company and Mr. Deltete, he will hold the office of Senior Vice President of Operations and will receive an initial base salary of $130,000 per annum. In December 1998, the Company entered into an employment agreement with Mr. Howard. Under the terms of the agreement between the Company and Mr. Howard, he will hold the office of Vice President and will receive an initial base salary of $105,000 per annum. Increases in the base salary may be upwardly adjusted by the Compensation Committee in its discretion. The agreements with Messrs. Prince, Shawver, Deltete, and Howard provide that the Compensation Committee shall consider in good faith the amount of bonus which each may receive and the amount of such bonus shall be determined with reference to the performance of each executive and the performance and results of operations of the Company.

     The agreements may be terminated by the Company (i) upon the long-term disability of the employee, (ii) upon the employee's death, (iii) for cause or for good reason (each as defined in the agreements), or (iv) upon six months notice to the employee. Messrs. Prince or Shawver may terminate their employment agreements under certain circumstances upon six months notice. If the agreements are not terminated, they shall terminate upon the third anniversary from the date of the agreements, provided that if neither party has given a notice to the other not to extend the agreement, such employment agreements will be automatically extended, on a day-by-day basis, to a date which is six months after the date on which a notice not to extend is first given. Neither the Company nor Messrs Prince, Shawver or Deltete have provided a notice not to continue the respective employment agreements. Accordingly, the employment agreements for Messrs Prince, Shawver and Deltete are continuing on a day-to-day basis until six months after either party to each such agreement provides an notice not to extend the agreement.

     Under the terms of these agreements, if the employee is terminated for good reason or without cause upon the discretion of the Company or the employee resigns with justification. The Company shall pay to the employee all compensation, at the rate then in effect, through the date of such termination, the base salary of the employee, then in effect, for a period of one year from the date of termination and will maintain certain employee benefits for a period of one year from the date of termination.

     The employment agreements also contain certain non-competition provisions prohibiting the employees, for certain periods of time, from engaging in, or being employed by, businesses that derive revenues from vitrification or remediation of any form of waste or derive revenues from the remediation of any form of wastes that then accounts for at least ten percent (10%) of the revenues of the Company's technology group irrespective of the remediation technology being used.

Compensation Committee Report on Executive Compensation

     The Compensation Committee is responsible for establishing the compensation for the executive officers of the Company, reviewing benefits and compensation for all of the Company's officers and administering the Company's Stock Option Plan. The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interest of the key executives with those of stockholders. The Compensation Committee reviews the financial performance and increases to stockholder value annually and adjusts the compensation of key executives based on the improvements achieved.

     During 1997, the Company adopted an Executive Compensation Plan in order to formalize the determination of the annual compensation of the Company's executive officers. The purpose of the plan is to attract, retain and motivate key management and to align the financial interests of the Company's executive officers with those of the Company's stockholders. Under the plan, the executive officers' compensation is structured in such a way so that a meaningful portion is "at risk," with annual and long-term incentives intended to provide between 20% and 40% of total compensation. All Senior Vice Presidents and above are eligible to participate in the Executive Compensation Plan and for 1998 the eligible participants consisted only of the executive officers named in the Summary Compensation Table. The Executive Compensation Plan is administered and all salary and bonuses are at the sole discretion of the Compensation Committee.

     The Executive Compensation Plan consists of three components of compensation: base salary, annual cash performance bonus and long-term incentive stock option grants. The base salary and any raises for the Company's Chief Executive Officer are determined by the Compensation Committee. The base salary and raises for the other executive officers are determined by the Chief Executive Officer. The annual cash performance bonus is designed to reward executive officers for their contributions to corporate and business unit objectives, and for individual performance. The bonus is expressed as a percentage of the executive officer's base for such fiscal year. The amount of the bonus earned by each executive officer, as a percentage of the executive officer's base salary, is dependent upon the performance of the Company during the fiscal year as compared to budgeted amounts. The specific factors examined include the Company's operating profit, free cash flow, earnings per share and a specific personal objective for each executive officer. The first three factors are each weighted 30% with the personal objective criteria weighted 10% in determining the amount of the annual cash performance bonus. In addition to salary and cash bonus, the Compensation Committee can award options to purchase shares of the Company's Common Stock. Although the Compensation Committee has a guideline to award an aggregate of 30,000 to 40,000 options to the participants in the Executive Compensation Plan, all option awards are at the sole discretion of the Compensation Committee.

     The Company has certain broad-based employee benefit plans in which all employees, including the named executive officers, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1998, the Company also made a matching contribution for those participants to the Company's 401(k) Savings Plan.

     Mr. Prince's 1998 Compensation. Mr. Prince's 1998 compensation was determined pursuant to the terms of the Executive Compensation Plan and consistent with the terms of his employment agreement with the Company. Mr. Prince's base salary for 1998 was $214,533. Mr. Prince received an annual cash performance bonus of approximately $30,500 for 1998, based upon the Company exceeding its budget for operating income, and for satisfying his personal objective. In considering whether Mr. Prince satisfied his personal objective, the Compensation Committee considered the integration and improvement in operations of The Scientific Ecology Group, Inc. (SEG) acquired in 1997, the award of the second phase contract for the Hanford Tank Waste Remediation Project and the Big Rock commercial power plant decommissioning contracts. The Compensation Committee awarded Mr. Prince options to purchase 10,000 shares of the Company's Common Stock.

     Compensation of other Executive Officers and Employees. The compensation of the other executive officers of the Company named in the Summary Compensation Table was determined consistent with the terms of the Executive Compensation Plan, including the fact that the Company exceeded its budget for operating income, and taking into account the individual performance. In addition, the Compensation Committee awarded to Messrs. Shawver, Deltete, Hill, and Howard options to purchase 7,000, 22,000, 37,000 and 17,000 shares of the Company's Common Stock, respectively. Mr. Hill joined the Company during 1997 following the Company's acquisition of SEG.

     The Compensation Committee continuously reviews the compensation policies of the Company to attract, retain and provide appropriate incentives for the highest quality professional personnel in order to maintain the Company's competitive position in the environmental technology and services industries, and thereby seek to provide for long-term success of the Company and the interests of its stockholders.

     The Securities and Exchange Commission requires Compensation Committees of public companies, or other committees performing similar functions, to state their compensation policies with respect to the federal income tax laws that limit to $1 million the deductibility of compensation paid to executive officers named in the proxy statement of such companies. In light of the current level of compensation for the Company's named executive officers, the Compensation Committee has not adopted a policy with respect to the deductibility limit, but will adopt such a policy should it become relevant.


                                         Admiral James D. Watkins, (Chairman)
                                         Daniel A. D'Aniello
                                         Francis J. Harvey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Admiral Watkins and Mr. D'Aniello served as members of the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or a board committee member of the Company.


                               PERFORMANCE GRAPH

     As part of the proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total stockholder return on its Common Stock with that of a broad equity market index and either a published industry index or a company-constructed peer group index. The following graph compares the performance of the Company's Common Stock for the periods indicated with the performance of the CRSP Index for the Nasdaq Stock Market (non-financial) and the Pollution Control Industry Group compiled by Research Data Group (which includes all companies with primary SIC codes 4950, 4953 and 4955 whose stock has been publicly-traded for all of 1998). The comparison assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the foregoing indices and the reinvestment of dividends.

                        [INSERT PERFORMANCE GRAPH HERE]

Research Data Group                            Peer Group Total Return Worksheet


Gts Duratek Inc (DRTK)

                                                               Cumulative Total Returns
                                                      ----------------------------------------
                                                      12/93  12/94  12/95  12/96  12/97  12/98

GTS DURATEK, INC.                                      100     86    308    281    292    107
PEER GROUP                                             100    105    127    165    188    168
NASDAQ NON-FINANCIAL                                   100     96    134    163    191    280
DOW JONES POLLUTION CONTROL/WASTE MANAGEMENT           100    103    116    124    134    146

                             CERTAIN TRANSACTIONS


     On November 7, 1995, the Company and BNFL Inc. ("BNFL") entered into a strategic alliance to jointly pursue up to five major United States Department of Energy ("DOE") waste treatment projects. The terms of the strategic alliance provide that BNFL pays to the Company a fee of $1.0 million each time the two companies agree to exclusively pursue a waste treatment project together. To date, the Company and BNFL have agreed to jointly pursue three major DOE environmental remediation projects and have been jointly awarded projects, the Hanford Tank Waste Remediation System Project and the Idaho Advanced Mixed Waste Treatment Project. As part of the strategic alliance, BNFL invested $10.0 million in the Company in the form of a convertible debenture. The debenture accrues non-cash interest during the first five years at the one-year London Interbank Offered Rate (LIBOR) and is convertible at the option of BNFL into 1,381,575 shares of the Company's Common Stock prior to November 7, 2000. If the debenture is not converted or extended, the Company must repay principal and installments over the five-year period beginning on November 8, 2000. BNFL also agreed to provide the Company with research and development funding of at least $500,000 per year over the five years. The two parties will mutually agree on how the Company will retain the rights to the vitrification processes that it develops through this funding. The Company has agreed as part of the strategic alliance to sublicense its radioactive waste vitrification technologies to BNFL for use only in the United Kingdom. In addition, BFNL has funded $17 million to design, construct, own and operate a pilot DuraMelter/TM/ at the Company's headquarters. See "Security Ownership of Certain Beneficial Owners and Management."

     The Company has advanced loans to Mr. Prince and Mr. Shawver. The loans bear interest at market rates and are due by December 31, 1999. At December 31, 1998 the balance of the loans were $465,000 and $275,000 for Mr. Prince and Mr. Shawver, respectively.


            APPROVAL OF AMENDMENT TO TERMS OF CONVERTIBLE PREFERRED
                 STOCK TO EXTEND THE MANDATORY REDEMPTION DATE

     On March 16, 1999 the Board of Directors declared advisable and recommended that the Company's stockholders approve a proposed amendment to Section VI of the Certificate of Designations of the Convertible Preferred Stock (the "Certificate of Designations") which would extend the mandatory redemption date of the Convertible Preferred Stock from January 24, 2002 to February 5, 2004. All other terms of the Convertible Preferred Stock will remain unchanged. The full text of the proposed amendment to Section VI of the Certificate of Designations is set forth as Exhibit A hereto.

     Currently, the terms of the Convertible Preferred Stock, as provided in the Certificate of Designations, provide that the Company shall redeem all of the outstanding Convertible Preferred Stock on January 24, 2002, at $100 per share plus accrued and unpaid dividends, payable only from funds legally available therefore, in a lump sum, unless such shares have been converted into Common Stock prior thereto. The Company is current in the payment of all dividends with respect to the outstanding shares of Convertible Preferred Stock.

     In February 1999, the Company obtained a $60 million bank credit facility which includes (i) a $35 million revolving line of credit, based on eligible accounts receivable (as defined in the credit agreement), to refinance existing indebtedness and to fund working capital requirements, (ii) a $20 million line of credit to finance acquisitions or stock repurchases, and (iii) a $5 million line of credit to finance up to 75% of new equipment purchases. Substantially all of the Company's assets, excluding real property and inventory, have been pledged as collateral. Borrowings under the old credit facility were repaid from this credit facility. Borrowings outstanding under the revolving line of credit bear interest at either the bank's base rate, as defined, as plus 1% (8.75% at December 31, 1998) or the London Interbank Offered Rate (LIBOR) plus 2.25% (7.32% at December 31, 1998). The interest rate is subject to adjustment after June 30, 1999, depending upon the Company's ration of debt to operating income. In addition, the Company's bank has also issued letters of credit in the aggregate amount of $15.3 million to the State of Tennessee to provide security for the Company's obligation to clean and remediate its Bear Creek, Tennessee facility upon its closure. The new credit facility has a five year term. In connection with this new facility, the Company has agreed to seek stockholder approval at the Annual Meeting to extend the mandatory redemption date of the Convertible Preferred Stock beyond the maturity date of this new facility.

     If the stockholder approval of this proposal is obtained, the Company's new credit facility will remain a five year facility, the mandatory redemption date of the Convertible Preferred Stock will be extended to February 5, 2004 and the holders of the Convertible Preferred Stock will receive dividends on the outstanding Convertible Preferred Stock, at the rate of 8.0% per annum, for an additional two years, unless previously converted. All other rights of existing stockholders will remain unchanged. If stockholder approval of this proposal is not obtained at this Annual Meeting, the credit facility converts to a three year term. As a result, the Company will be required to enter into a new credit facility at that time , which may or may not be available to the Company on favorable terms, if at all. There are 157,788 outstanding shares of Convertible Preferred Stock. Carlyle beneficially owns 92% outstanding shares of Convertible Preferred Stock. See "Security Ownership of Certain Beneficial Owners and Management."

     The Board of Directors recommends that you vote in favor of the proposal to amend the terms of the Convertible Preferred Stock to extend the mandatory redemption date of the Convertible Preferred Stock from January 24, 2002 to February 5, 2004.


                 APPROVAL OF SELECTION OF KPMG LLP AS AUDITORS

     The Board of Directors has selected KPMG LLP to audit the accounts of the Company for the year ending December 31, 1999. KPMG LLP has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. KPMG LLP has audited the accounts of the Company since 1987. The Delaware General Corporation Law does not require the approval of the selection of auditors by the Company's stockholders, but in view of the importance of the financial statements to the stockholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the stockholders disapprove the selection, the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal in view of the familiarity of KPMG LLP with the Company's financial and other affairs acquired during its previous service as auditors for the Company.


     A representative of KPMG LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2000 annual meeting of stockholders must be received by the Company for inclusion in the Company's proxy statement and proxy relating to that meeting no later than December 17, 1999 and must otherwise be in compliance with applicable Securities and Exchange Commission regulations.


                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters to be presented for action at the meeting other than that mentioned above. However, if any matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

                                   EXHIBIT A



     If the stockholders approve the proposed amendment, Section VI of the Certificate of Designations would be amended to read as follows:

VI.  MANDATORY REDEMPTION

     The Corporation shall redeem 100% of the Convertible Preferred Stock on February 5, 2004, at $100 per share plus accrued and unpaid dividends, payable only from funds legally available therefore, in a lump sum, unless such shares have been converted prior thereto. To the extent that such redemption shall not be permitted under the provisions of Section 160 of the Delaware General Corporation Law (or any successor provision) ("Section 160"), the Corporation shall redeem those shares which it is permitted to redeem under Section 160, and then on the earliest date or dates subsequent thereto when the Corporation shall be permitted under Section 160 to effect any such redemption, it shall effect such redemption.

                               GTS DURATEK, INC.
                            10100 Old Columbia Road
                            Columbia, Maryland 21046

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       PROXY FOR PREFERRED STOCKHOLDERS
                       --------------------------------

     Revoking any such prior appointment, the undersigned hereby appoints Robert
E. Prince and Daniel A. D'Aniello and each of them, attorneys and agents, with power of substitution, to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of GTS Duratek, Inc., to be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on Wednesday May 19, 1999 at 10:30 a.m., and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

The Board of Directors Recommends a vote "FOR" all nominees in Items 1 and 2 and "FOR" Items 3 and 4.

1. ELECTION of the following Nominees as Directors: Daniel A. D'Aniello, Earle
   C. Williams, J. A. Brothers and Dr. Francis J. Harvey.

[ ] FOR all nominees

[ ] WITHHOLD AUTHORITY to vote for all Nominees

WITHHOLD AUTHORITY to vote for the following Nominees only: (Write the name of Nominee(s) in the space below.)
________________________________________________________________________________

2. ELECTION of the following Nominees as Directors: Admiral James D. Watkins, George V. McGowan and Robert E. Prince.

[ ] FOR all nominees

[ ] WITHHOLD AUTHORITY to vote for all Nominees

WITHHOLD AUTHORITY to vote for the following Nominees only: (Write the name of Nominee(s) in the space below.)
________________________________________________________________________________

3. To approve an amendment to the Certificate of Designations of the 8%
   Cumulative Convertible Redeemable Preferred Stock, par value $.01
   per share, to extend the mandatory redemption date from January 24,            FOR   AGAINST   ABSTAIN
   2002 until February 5, 2004.                                                   [ ]     [ ]       [ ]
__________________________________________________________________________________________________________

4. Appointment of KPMG LLP as auditors of the Company for the year ending         FOR   AGAINST   ABSTAIN
   December 31, 1999.                                                             [ ]     [ ]       [ ]


5. Upon any other matters which may properly come before the meeting or any adjournment thereof.

  The proxy when properly executed will be voted FOR the election of Directors, FOR the amendment of Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock, FOR the appointment of KPMG LLP as auditors, and on any other matters in accordance with the discretion of the named attorneys and agents, if no instructions to the contrary are indicated on the reverse side hereof.

  The undersigned hereby acknowledges receipt of a copy of the Company's 1998 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting.

x...............................................................................
(Signature)
x...............................................................................
(Signature)

Date............................................................................

  Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly each shareholder named should sign.

                               GTS DURATEK, INC.
                            10100 Old Columbia Road
                            Columbia, Maryland 21046

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         PROXY FOR COMMON STOCKHOLDERS
                         -----------------------------

  Revoking any such prior appointment, the undersigned hereby appoints Robert E. Prince and Daniel A. D'Aniello and each of them, attorneys and agents, with power of substitution, to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of GTS Duratek, Inc., to be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on Wednesday May 19, 1999 at 10:30 a.m., and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

The Board of Directors Recommends a vote "FOR" all nominees in Items 1 and 2 and "FOR" Items 3 and 4.

1. ELECTION of the following Nominees as Directors: Daniel A. D'Aniello, Earle
   C. Williams, J. A. Brothers and Dr. Francis J. Harvey.

[ ] FOR all nominees

[ ] WITHHOLD AUTHORITY to vote for all Nominees

WITHHOLD AUTHORITY to vote for the following Nominees only: (Write the name of Nominee(s) in the space below.)
________________________________________________________________________________

2. ELECTION of the following Nominees as Directors: Admiral James D. Watkins, George V. McGowan and Robert E. Prince.

[ ] FOR all nominees

[ ] WITHHOLD AUTHORITY to vote for all Nominees

WITHHOLD AUTHORITY to vote for the following Nominees only: (Write the name of Nominee(s) in the space below.)
________________________________________________________________________________

3. To approve an amendment to the Certificate of Designations of the 8%             FOR   AGAINST   ABSTAIN
   Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share,     [ ]    [ ]        [ ]
   to extend the mandatory redemption date from January 24, 2002 until February
   5, 2004.


___________________________________________________________________________________________________

4. Appointment of KPMG LLP as auditors of the Company for the year ending           FOR   AGAINST   ABSTAIN
   December 31, 1999.                                                               [ ]     [ ]       [ ]


5. Upon any other matters which may properly come before the meeting or any adjournment thereof.

  The proxy when properly executed will be voted FOR the election of Directors, FOR the amendment of Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock, FOR the appointment of KPMG LLP as auditors, and on any other matters in accordance with the discretion of the named attorneys and agents, if no instructions to the contrary are indicated on the reverse side hereof.

  The undersigned hereby acknowledges receipt of a copy of the Company's 1998 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting.

x...............................................................................
(Signature)
x...............................................................................
(Signature)

Date............................................................................

  Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly each shareholder named should sign.